MANUFACTURING CONSULTING AGREEMENT

This Agreement made this 3rd day of January, 2011, between EnviraTrends, Inc., a Wyoming corporation ("ETC") and Dragon Sino Limited, a Hong Kong corporation (the “Consultant” or “DSL”)).

WHEREAS, ETC is seeking to enter into a manufacturing relationship with a Chinese manufacturer for its Pet Memorial project DSL as Consultant to ETC based upon the terms and conditions set forth herein, and

WHEREAS, DSL has agreed to identify and negotiate manufacturing relationships for ETC in China and assist in facilitating the manufacturing process and export process as agent for ETC.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the parties agree as follows:

1.	Services Rendered by Consultant. The Consultant will render and perform the following services to ETC:

a.	Identify various manufacturers in China capable of producing ETC’s Pet Memorial product at a reasonable price;

b.	Assist ETC in negotiating a manufacturing contract with the manufacturer chosen;

c.	Act as a liaison in the initial stages of the relationship between the manufacturer and ETC and to facilitate the process of manufacturing ETC’s product.

d.	At ETC’s sole option, Consultant will serve as ETC’s ongoing agent and liaison with the manufacturer so long as ETC has a relationship with the manufacturer.

2.	Compensation to Consultant.

(a)           Consultant shall be paid the initial sum of $5,000 US for the services described in subsections a – c of Section 1 above.  Payment is due in full upon the execution of this agreement.

(b)            If ETC shall elect to continue the Consultant’s services under subsection d of Section 1 above, the parties shall delineate the specific services required and the compensation payable which shall be set forth in an addendum to this Agreement.

3.                 Termination.  Either party may terminate this agreement upon 30 days written notice to the other party.   In the event ETC terminates this Agreement and such termination is not related to any fault on the part of the Consultant, all monies due to the date of termination shall be paid to DSL Consultant.

4.                 Non-Disclosure Consultant will sign and deliver to ETC non-disclosure, non-compete agreements in a form satisfactory to ETC.

5.              Miscellaneous

5.1.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement cannot be assigned by DSL Consultant without the express written consent of ETC.

5.2.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements or understandings of the parties relating thereto and shall not be modified or amended in any fashion except by instrument in writing signed by the party charged with such modification or amendment.

5.3.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

5.4.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Wyoming applicable to contracts made and to be performed entirely within such jurisdiction.

5.5.           Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, receipted e-mail or overnight courier as follows:

If to ETC:	1900 Main St., Suite 312
Sarasota, FL  34236

If to DSL:	Sichuan, Chengdu 641001
Ren Min Nan Lu 4 duan 27 hao
Shang Ding Guoji 2 dong 1 danyuan 1015

WITNESS our hands and seals on the day first written above.

EnviraTrends, Inc.

By:	/s/ Russell Haraburda
Russell Haraburda, President

Dragon Sino Limited

By:
Steven M. Allemang, President